EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference, in this Registration Statement of Conceptus, Inc. on Form S-3 for the registration of 575,000 shares of its common stock, of the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-89266) and related Prospectus of Conceptus, Inc. and to the use of our report dated February 1, 2001 therein and to the incorporation by reference therein of our report dated February 1, 2001, with respect to the financial statement schedule of Conceptus, Inc. for the years ended December 31, 1999 and 2000 included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California
June 19, 2002